Exhibit 10.3

Split Dollar Endorsement
Policy Number: 52860001	Insured: Peter R. Chase

The Company (hereafter called the Insurer) is directed to modify the policy numbered above as follows.  The Company shall be defined as the company that issued the policy.

It is John Hancock Variable Life Insurance Company.

POLICY ENDORSEMENT:                                                                                                               The following Endorsement is hereby made a part of this policy to which a copy is attached.

OWNER                                                  Chase Corporation.

ASSIGNEE                                     Peter R. Chase

ASSIGNEE’S BENEFICIARY                                       Peter R. Chase Trust U/T/D 9/27/04.

1.                                       OWNERSHIP, During the insured’s lifetime:

(a)          The owner shall have all rights in the policy, subject to the limitations of this Endorsement and to section (c),

(b)         The assignee shall have the right to designate the beneficiary and to elect an income settlement option with respect to that portion of the death proceeds specified in 2(b) below.

(c)          The owner retains the right to make loans against the policy and to receive the cash values.  For any loans against the policy or receipt of any amount, the signature of the owner shall be sufficient.

2.                                       BENEFICIARY, The death proceeds shall be paid as follows:

(a)          To the owner, an amount equal to the greater of the Corporation’s Cumulative Premiums as defined in the Split Dollar Agreement dated January 10, 2005, or the cash surrender value at the date of the insured’s death, but reduced by any indebtedness (along with any unpaid interest) incurred by the owner of this policy,

(b)         To the assignee’s beneficiary, any death proceeds in excess of the amount specified in 2(a) above.

Payment by the Insurer of any or all surrender or death proceeds to the owner in reliance upon an affidavit of the Treasurer of the Corporation as to the share of death proceeds due it shall be a full discharge of the Insurer for such share and shall be binding on all parties claiming any interest under this policy,

The above constitutes the Split-Dollar Endorsement to this policy,

The interest of any beneficiary shall be subject to any assignment of this policy as provided herein,

All options and designations in effect as of the date of this Endorsement shall remain in effect unless specifically changed by this Endorsement or by action taken thereafter consistent with this Endorsement,

The provisions set forth in this direction when endorsed on the policy at the Home Office of the Insurer shall prevail over any contrary provisions and shall be effective as of the date of execution of this direction, except that any payment made or action taken by the Insurer in reliance upon the provisions of the policy before this change is endorsed shall be binding upon all parties having an interest in the policy.

Signed at	Bridgewater, MA	on	January 10, 2005

Chase Corporation:

/s/ Paula M Myers		by	/s/ Everett Chadwick
Witness			Title:	Treasurer and CFO

/s/ Paula M Myers		by	/s/ Peter R. Chase
Witness			Peter R. Chase, Assignee